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                                                                   EXHIBIT 10.24

                   EMPLOYEE RETENTION AND INCENTIVE AGREEMENT

     THIS EMPLOYEE RETENTION AND INCENTIVE AGREEMENT (this "Agreement") is made and entered into as of Effective Date (as hereinafter defined) by and between FRIEDE GOLDMAN HALTER, INC. (the "Company"), a Mississippi corporation, and Ronald Schnoor ("Employee").

     A. The Company and many of its affiliates (collectively the "Debtors") are currently in Chapter 11 bankruptcy proceedings pending in the United States Bankruptcy Court for the Southern District of Mississippi, Southern Division (the "Bankruptcy Court"), jointly administered under case no. 01-52173-SEG (the "Bankruptcy Cases") and the Company is therefore at risk of losing key people.

     B. The Company wishes to provide an incentive for management and other key employees to remain with the Company for the period set forth in this Agreement in order to facilitate the completion of the Company's Bankruptcy Cases, and on January 25, 2002 the Debtors filed Motion of Debtors for Approval of Employee Retention and Incentive Program for Key Employees of the Debtors (the "Motion") setting forth the terms of the program (the "Retention and Incentive Program"). The provisions of this agreement will be governed by the Bankruptcy Court.

     C. The Employee is currently employed in the Friede Goldman Offshore business segment of the Debtors (the "Business Segment") and desires to remain so employed pursuant to the terms of this Agreement. The Employee has been designated to be eligible to participate in this retention and incentive program by the Chief Executive Officer of Friede Goldman Halter, Inc. and approved by the Creditors Committee.

     NOW THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below, and subject to the terms of the Bankruptcy Court's Order Authorizing and Approving Employee Retention and Incentive Program for Key Employees of the Debtors (Docket No. 2481) dated June 26, 2002 (the "Approval Order"), it is hereby agreed as follows:

     1. Employment and Duties.

     1.1 The Company agrees to employ Employee and Employee agrees to be employed by the Company subject to the terms and conditions of this Agreement for a term beginning as of the Effective Date and continuing through the earlier to occur of (a) the effective date of the confirmation by the Bankruptcy Court of a plan of reorganization or a plan of liquidation of the Business Segment,
(b) the date of the close of the sale of the Business Segment, or effective date of a plan of reorganization or liquidation that provides for the overall resolution of the Bankruptcy Cases, or (c) the date the employment of Employee is terminated by the Company (the "Term"). Employee may terminate employment with the Company at any time prior to the end of the Term, but in so doing Employee will not be entitled to the Payment Amount (as hereinafter defined).

     1.2 Employee shall be employed in the position in which Employee is currently employed and shall have the normal authorities, responsibilities and duties of such position. In addition, the Board of Directors of the Company or the Chief Executive Officer of the Company may assign Employee to such other position or such additional duties from time to time as may be reasonably appropriate, as determined in the good faith opinion of the Company. Employee shall at


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all times comply with the decisions of the Board of Directors or CEO as to the assignment of duties and policies and procedures of the Company as in effect from time to time.

     2. Compensation and Benefits.

     2.1 During the Term, the Company shall pay Employee a monthly base salary of $18,333.33, which shall be paid in accordance with the Company's standard payroll practice.

     2.2 During the Term, Employee shall be eligible to participate in all general employee pension and welfare benefit plans and programs on the same basis generally applicable to other employees of the Company, to include any special benefits particular to employee if not in monthly base salary. Nothing in this Agreement is to be construed as (a) providing Employee with greater rights, participation, coverage, or benefits under such employee pension and welfare benefit plans or programs than provided pursuant to the general terms and conditions of such benefit plans and programs, or (b) prohibiting the Company from amending or terminating any such plans and/or programs.

     2.3 The Company may withhold from any compensation, benefits or other amounts payable to Employee all taxes as may be required pursuant to any applicable law.

     3. Retention and Incentive Bonus.

     3.1 Subject to the eligibility requirements of Section 3.3 of this Agreement Employee shall be entitled to a retention and incentive bonus in the amount (the "Payment Amount") equal to the sum of (a) $137,870.00 plus (b) the Deferred Compensation Plan Share (as hereinafter defined) of Employee. For purposes of this Agreement, the term "Deferred Compensation Plan Share" means the result of (x) a fraction, the numerator of which is the aggregate contributions of Employee to the Friede Goldman Halter, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") and the denominator of which is the aggregate contributions of all current participants in the Deferred Compensation Plan, multiplied by (y) the funds from the Deferred Compensation Plan placed in the Retention and Incentive Program.

     3.2 Payment of the Payment Amount will be made on the following dates (each a "Payment Date"): (a) one-half of the Payment Amount on the earlier to occur of
(i) a date selected by the Debtors that is within 10 days following the date of the closing of the sale of the Business Segment in which the employee is employed, (ii) a date selected by the Debtors that is within 10 days following the effective date of a plan of reorganization or plan of liquidation of the Business Segment (as opposed to the effective date of a plan of reorganization or liquidation that provides for the overall resolution of the Bankruptcy Cases), (iii) a date selected by the Debtors that is within 10 days following the date his or her employment with the Debtors is terminated without cause, or
(iv) September 30, 2002; and (b) one-half of the Payment Amount on the earlier to occur of (i) a date selected by the Debtors that is within 30 days following the effective date of a plan that provides for the overall resolution of the Bankruptcy Cases, or (ii) March 31, 2003. Each payment shall be a date when national banks are open.

     3.3 In order to be eligible to receive payment of part of the Payment Amount on a Payment Date, Employee must remain employed in good standing by a Debtor until the earlier to occur of (a) the date Employee's employment with the Debtors is terminated by Debtors without cause or (b) the date the Employee dies or becomes disabled. Employee shall not be entitled to any part of the Payment Amount in the event Employee is terminated for cause or voluntarily terminates


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his or her employment with the Debtors before qualifying for the Payment Amount.
Employee shall be entitled to the Payment Amount in the event that Employee dies or becomes disabled before qualifying for the Payment Amount. No payment of any part of the Payment Amount that has been paid to Employee pursuant to Section
3.2 shall be required to be returned to the Debtors except in the event of breach of Section 4 obligations by the Employee.

     4. Ownership and Protection of Confidential Information.

     4.1 All proprietary information, designs, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by the Company that relate to the Company's business, products or services shall be disclosed to the Company by Employee and are and shall be the sole and exclusive property of the Company or its assignee. (For purposes of this Section 4, "Company" shall include the Company or its assignee, including but not limited to any purchaser of assets.)

     4.2 Employee acknowledges that the business of the Company and its affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets ("Confidential Information") that are valuable, special, and unique assets which the Company or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after Employee's termination of employment with the Company, make any unauthorized disclosure of any Confidential Information, or make any use thereof, except in the carrying out of Employee's employment responsibilities hereunder. The affiliates of the Company shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by the Company, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Section 4 by Employee, and the Company shall be entitled to enforce the provisions of this Section 4 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 4, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Employee and his or her agents involved in such breach.

     4.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during Employee's employment by the Company which contain or disclose Confidential Information shall be and remain the sole property of the Company and its affiliates, as the case may be. Upon termination of Employee's employment with the Company, for any reason, Employee promptly shall deliver the same, and all copies thereof, to the Company.




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     5. Miscellaneous.

     5.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi and the Bankruptcy Court. This Agreement is required as part of Employee's participation in the Retention and Incentive Program as provided by Paragraph 7 of the Approval Order.

     5.2 All amounts to be paid under this Agreement and eligibility therefor will be made by the Program Committee as provided in the Motion.

     5.3 Employee agrees that the terms of this Agreement are private and confidential, and Employee covenants not to discuss or disclose the terms of this Agreement with any other personnel of the Company or any other persons, except as necessary for the execution and implementation of this Agreement.

     5.4 This Agreement contains the entire agreement of the Employee and Company or any predecessors or subsidiary thereof, with respect to the subject matter hereof and creates no other employment contractual rights than those contained in this Agreement. All other promises, representations, understandings, arrangements and prior agreements relating to employment (the "Prior Employment Agreements") between Employee and Company are hereby terminated, and Employee hereby waives, and covenants not to sue on, any and all claims (including any claim filed with the Bankruptcy Court in the Bankruptcy Cases) Employee may have by reason of the Prior Employment Agreements, including the Deferred Compensation Plan. The Amended and Restated Employment Agreement and Non-Competition Agreement dated June 1, 1999 between Employee and the Company is specifically included in the Prior Employment Agreements.

     5.5 Any dispute under the terms of this Agreement shall be resolved by the Bankruptcy Court in the Bankruptcy Cases.

     5.6 The term "Effective Date" means January 15, 2002, provided however, that the agreements set forth herein are subject to the terms of the Approval Order, including the provisions of paragraph 5 of the Approval Order, which provides that no payments shall be made under the Retention and Incentive Program until the conditions set forth therein are satisfied.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

                            /s/ Ron Schnoor
                           ------------------------------------------
                           EMPLOYEE

                           FRIEDE GOLDMAN HALTER, INC.

                           By:     /s/ Robert Shepherd
                              ---------------------------------------
                           Name:   Robert Shepherd
                                -------------------------------------
                           Title:  Executive Vice President
                                 ------------------------------------

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